Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements for Perrigo Company’s 1988 Employee Incentive Stock Option Plan as amended (Registration Nos. 33-46265 and 333-101205), 1989 Non-qualified Stock Option Plan for Directors as amended (Registration Nos. 33-46264 and 333-101204), 2003 Long-Term Incentive Plan (Registration Nos. 333-118194 and 333-136639), L. Perrigo Investment Plan and Trust (Registration No. 33-46262), Profit-Sharing and Investment Plan (Registration No. 333-141101) and 2008 Long-Term Incentive Plan (Registration No. 333-157082) of our report dated August 18, 2008, except Note 3 as it pertains to fiscal year 2008, which is as of August 17, 2009, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

By:	/s/ BDO USA, LLP
BDO USA, LLP (formerly known as BDO Seidman, LLP)

Grand Rapids, Michigan

August 12, 2010